Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231819

U.S. LeaseSecuritization A ugust 2 019

U.S. Lease Securitization Free Writing Prospectus Registration Statement No. 333-231819 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. 2 S E C R E T

U.S. Lease Securitization Overview • • Ford Credit has been in the business of leasing vehicles since 1975 and securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006, and more than 30 lease securitization transactions have been completed Ford Credit offers lease asset-backed securities through various channels: • - - - Publicly registered transactions Rule 144A transactions Other private transactions • Structural elements, such as priority of payments, have remained consistent over time 3 S E C R E T

U.S. Lease Securitization Business Update Number of Leases Originated (000) • Ford Credit leasing as a share of retail sales remains below the industry 394 377 • Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Avg. # of Leases Outstanding (000) 704 841 975 1,006 1,018 1,012 1,016 • Auction performance slightly better than expectations; now expect FY auction values to be down around 3% YoY Manheim Used Vehicle Value Index Source: Manheim Consulting, July 2019 (January 1997 = 106.5) 4 S E C R E T 145 135 125 115 105 95 Jan-97 Jan-99 Jan-01 Jan-03 Jan-05 Jan-07 Jan-09 Jan-11 Jan-13 Jan-15 Jan-17 Jan-19 414 401 2014 2015 2016 2017 2018 2Q18 YTD 2Q19 YTD 363 202 169

U.S. Lease Securitization Portfolio Credit Metrics Repossessions as a % of Average Number of Leases Outstanding Weighted Average FICO® at Origination* 753 751 749 0.72% 0.69% * Based on year of origination Average Net Loss/(Gain) on Charged-Off Leases* Net Losses as a % of Average Portfolio Outstanding $5,081 $5,009 $4,769 $4,544 * Net losses consider losses incurred after the unit has been sold at auction and all legal collection efforts have been completed 5 S E C R E T $5,707 2014 2015 2016 2017 2018 2Q18 YTD 2Q19 YTD $4,421$4,308 0.38% 0.21% 2014 2015 2016 2017 2018 2Q18 YTD 2Q19 YTD 0.33% 0.31% 0.30% 0.31% 0.23% 754 743 741 2014 2015 2016 2017 2018 2Q18 YTD 2Q19 YTD 747 0.72% 0.79% 0.66% 0.63% 2014 2015 2016 2017 2018 2Q18 YTD 2Q19 YTD 0.59%

U.S. Lease Securitization

Securitization Pool Metrics

Weighted Average FICO



746
742
741
742
747
751
754
751
754
754
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B
2019-A
2019-B

Maximum 3-Month Residual Concentration



20%
19%
19%
16%
17%
17%
17%
24%
19%
16%
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B
2019-A
2019-B

Original Term as % of Securitization Value



100%
80%
60%
40%
20%
0%
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B
2019-A
2019-B
24
36
39
48

Vehicle Type as % of Securitization Value*



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B
2019-A
2019-B
Truck
SUV
CUV
Car

* For transactions prior to 2017-B, reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

6 | FORD CREDIT

U.S. Lease Securitization Pool Metrics – Model Diversification FCALT 2019-B FCALT 2019-A Other 8.9% Other 10.4% Navigator 2.4% EcoSport 2.7% Navigator 3.0% F-150 23.0% Expedition 2.7% MKZ 4.1% F-150 27.3% MKZ 3.2% MKX 4.6% Expedition 3.8% MKC 4.9% MKC 4.1% Fusion 6.3% Fusion 7.6% Explorer 17.9% Explorer 16.8% Edge 8.2% Edge 8.7% Escape 15.2% Escape 14.5% Model Concentrations Model Concentrations Top 1: Top 3: Top 5: 23% 56% 72% Top 1: Top 3: Top 5: 27% 59% 73% 7 S E C R E T

U.S. Lease Securitization Securitization Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain)* 70% 40% 10% * As a percentage of initial base residual value; includes losses/(gains) on retained and returned vehicles Cumulative Net Credit Losses* 61+ Day Delinquencies* * Total credit loss as a percent of initial total securitization value * 61+ Day Delinquencies as a percent of securitization value 8 S E C R E T 0.6% 0.5% 0.4% 0.3% 0.2% 0.1% 0.0% -0.1% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 0.3% 0.2% 0.1% 0.0% 0 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 90% 80% 60% 50% 30% 20% 0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 0.0% -1.0% -2.0% -3.0% -4.0% -5.0% -6.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A

U.S. Lease Securitization

Structure Overview


% of Initial Securitization Value
Class A Notes ("AAA")
80.1%
Class B Notes ("AA")
4.5%
Class C Notes ("Not Rated")
4.2%
Overcollateralization
11.2%
Reserve Account
0.25%
Excess Spread
Total Initial Class A Hard Credit Enhancement
~20.2%

Credit enhancement in the lease securitization program includes:

- Subordination of junior notes
- Overcollateralization
- Cash reserve
- Excess spread (used to build target overcollateralization)

Senior/subordinate, sequential pay structure

Target OC:
13.7% of Initial Total Securitization Value

9 | FORD CREDIT

U.S. Lease Securitization Residual Maturity Vs. Enhancement Build Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes* 20% 100% 18% 90% 16% 80% 14% 70% 12% 60% 10% 50% 8% 40% 6% 30% 4% 20% 2% 10% 0% 0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 SUV 30 Truck 32 34 36 38 40 42 44 46 48 Hard 'AAA' CE Car CUV * Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays 10 S E C R E T Hard Credit Enhancement as a % of O/S Securitization Value % of Residuals Maturing Each Period Class A-4 Paid Down Class A-1 Paid Down Class A-2 Paid Down Class A-3 Paid Down

U.S. Lease Securitization

Significance Of Securitization Value

Sample Calculation:

	Lease Balance		Securitization Value	
Payments Remaining		24		24
Base Monthly Payment	$	200	$	200
Residual Value	$	16,000	$	13,000
Discount Rate		2%		5%
Present Value	$	20,049	$	16,275


Difference of
$3,774
$20,049
$16,275
Lease Balance
Securitization Value

- For securitization transactions, Securitization Value is calculated for the underlying lease assets
- Securitization value is calculated using the lower of the contract residual value and the residual value set by Automotive Lease Guide (ALG)
- Securitization value cash flows are discounted using the higher of the contract lease factor and a minimum discount rate designed to create excess spread

11 | FORD CREDIT

U.S. Lease Securitization Break-Even Analysis* Break-Even for FCALT 2019-A Compared to Historical Pool Performance Return Rate Cumulative Residual Loss / (Gain) 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2019-A 12 S E C R E T 100% 80% 60% 40% 20% (CY 2008) 0% -20% Period (Months) 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A A-2 Break-Even = 82.8% A-3 Break-Even = 42.3% A-4 Break-Even = 33.2% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% Break-Even = 100% Return Rate Assumed 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 Period (Months) 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008)

U.S. LeaseResidual Setting and Remarketing

U.S. Lease Residual Setting and Remarketing Residual Value Models • • Residual values are set quarterly for each vehicle line at various lease terms and mileage allowances Ford Credit uses proprietary models and leverages its relationship with Ford to establish residual values based on a number of predictive factors, including MSRP, wholesale price, planned production volume, incentives, rental and fleet sales, consumer acceptance, life cycle, recent/seasonal auction trends and economic factors Internal residual value review process considers: • - - - Current or planned marketing programs Market acceptance of vehicles Competitive actions in the vehicle segment • Ford Credit reviews residual value performance and compares published residual values to: - - Historical auction values for returned lease vehicles Residual value forecasts published independently in industry guides, such as Automotive Lease Guide (ALG) 14 S E C R E T

U.S. Lease Residual Setting and Remarketing

Vehicle Remarketing

- Ford Credit works with Ford's Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle and minimize remarketing expenses (auction, reconditioning and transportation costs)
- Vehicles returned at lease-end are sold through:
  - Accelerate, an online upstream remarketing application
  - Ford-sponsored physical auctions



Upstream Remarketing
Vehicle remains at dealer location (grounding dealer) where returned
Physical Auction
Vehicle sold at physical auction
Customer Returns Vehicle
Day 1
Day 2
Day 3
Day 4
Day 5
Day 6
Auction
Grounding dealer (Days 1-6)
Ford/Lincoln vehicles to same brand dealers (Days 3-6)
Ford/Lincoln vehicles to any Ford/Lincoln dealers (Days 4-6)
Ford vehicles to Adesa.com registered dealers (Days 4-6)
Lincoln vehicles to Adesa.com registered dealers (Days 5-6)

15 | FORD CREDIT

U.S. Lease Residual Setting and Remarketing Ups t rea m Re ma rk e ti ng • By selling returned lease vehicles upstream, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses Prior to transporting a vehicle to physical auction, vehicles are offered for sale to participating dealerships through an internet application, Accelerate: • - Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusts for miles, condition, any excess wear and use, and option packages Ford incentivizes U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program - • The percentage of eligible vehicles purchased through Accelerate has been between 29% and 33% 16 S E C R E T

Appendix

Appendix – Lease U.S. Origination Metrics Retail and Lease FICO and Higher Risk Mix (Pct) Higher Risk Portfolio Mix Average Placement FICO 747 747 747 745 743 741 • Disciplined and consistent underwriting practices 6% 6% 6% 6% 6% 6% • Portfolio quality evidenced by FICO scores and steady risk mix 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 Retail Contract Terms • Extended-term contracts relatively small part of our business Retail = 84 Months Placement Mix Average Retail Placement Term 66 mo 65 mo 65 mo 65 mo 65 mo 65 mo 5% 5% 4% 4% 4% 3% 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 18

Appendix – Lease U.S. Lease Origination Metrics Lease Placement Volume (000) 24-Month 36-Month 93 39-Month / Other 104 95 93 83 81 26 23 17 16 9 5 • Lease share below industry, reflecting Ford sales mix 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 Lease Share of Retail Sales (Pct) Ford Credit Industry* 31% 31% 30% 30% 29% 29% 23% 23% 23% 21% 21% 20% 1Q18 * Source: J.D. Power PIN 2Q18 3Q18 4Q18 1Q19 2Q19 19 56 48 75 80 12 58 12 75

Appendix – Lease U.S. Lease Residual Performance Lease Return Volume (000) and Return Rates (Pct) Return Rates Return Volume 80% 79% 78% 78% 78% 77% 68 71 71 71 74 75 • Auction performance slightly better than expectations; now expect FY auction values to be down around 3% YoY 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 Off-Lease Auction Values (at 2Q19 Mix) 36-Month $18,950 $18,435 $18,465 $18,035 $17,610 $17,345 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 20